                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE QUARTERS ENDED MARCH 31, 1997 AND 1996
                             (DOLLARS IN MILLIONS)

                                                                      1997 1996
                                                                      ---- ----
EARNINGS:
Income before minority interests and income taxes...................  $847 $723
Fixed charges, exclusive of capitalized interest....................   151  165
                                                                      ---- ----
                                                                      $998 $888
                                                                      ==== ====
FIXED CHARGES:
Interest charged to expense.........................................  $116 $130
Interest portion of rental expense and amortization of deferred loan
 costs..............................................................    35   35
                                                                      ---- ----
Fixed charges, exclusive of capitalized interest....................   151  165
Capitalized interest................................................     6    8
                                                                      ---- ----
                                                                      $157 $173
                                                                      ==== ====
Ratio of earnings to fixed charges..................................  6.36 5.14
                                                                      ==== ====

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